Blox Inc.

BLOX ANNOUNCES APPOINTMENT OF

DIRECTORS AND OFFICERS

Vancouver, British Columbia (July 31, 2015) – Blox Inc. (“Blox” or the “Company”) (OTCQB: BLXX) is pleased to announce effective July 31, 2015, Trevor Pickett and Robert Spiers have been appointed as directors of the Company.  Mr. Spiers has been appointed as Chief Executive Officer and Mr. Picket has been appointed as Chief Operating Officer.  Mr. Ronald Renne remains as Chairman of the Company.  The Company also announces that Donna M. Moroney has been appointed as Corporate Secretary.

Robert Spiers, Age 47, recently resigned as a Director, the Company Secretary and a Consulting Geologist employed with H&SC (a highly regarded Consulting industry leader) in their Melbourne office after a ten year association. He has a BSc with a double major (Hons) in Geology and Geophysics and is a present active Member of the Australian Institute of Geoscientists.

In the recent past, Mr. Spierst has been in the position of the General Manager for H&S Consultants (Feb 2012 to Feb 2013), Senior Geological Consultant for Hellman and Schofield (Jun 2005 to Feb 2012), Chief Mine Geologist / Mine Manger (Jan 2003 to Apr 2005), Senior Geological Consultant (Mar 2001 to Jan 2003), Chief Mine Geologist / Mine Manager (Sep 1998 to Feb 2001 and a variety of Senior Mining and exploration roles for the broader mining industry from Feb 1992 to Aug 1998.

Mr. Spiers has worked for a plethora of mining companies within Australia and throughout the world on a broad range of commodities from gold, silver, copper, rare earths, phosphate, manganese, lithium, tantalum, uranium and base metals over a period of in-excess of 25 years. Some prominent projects he has been involved in have included, PT BSI - Tujuh Bukit AuCu project, Galaxy Resources – Mt Cattlin Lithium / Tantalum Mine, Arafura Resource – Nolan’s Bore REE / U project, Kingsgate Consolidate – Chatree Gold Mine, Sorikmas Mining – Sihayo Gold Project, Plutonic Resources – Darlot Gold Mine, Melita Mining – Orient Well Gold Mine, Mt Edon Mines – Tarmoola Gold Mine, Aurora – Mt Muro Gold / Silver Mine, Greenland Minerals and Energy – Kvanefjeld REE / U project, Placer Pacific – Granny Smith Gold Mine and SMD – Lero Gold Mine to name a few.

Mr. Spiers is a Competent Person (Qualified Person) under the JORC 2012 Code & Guidelines and the NI 43-101 instrument for the reporting of Mineral Resource Estimates. His expertise includes, but is not limited to, technical due diligence to bankable level and project valuation, resource estimation and associated public reporting, planning and management of mine exploration and resource development programs, development, construction and application of 3D geological models with utilization in the estimation and extraction of ore bodies. Robert also provides consulting services to the mining industry in data management and quality assurances and quality controls.

Trevor Pickett, Age 45, began his career in 1993 as a founding director of Sterling Publications Pty. Ltd. in Perth, Western Australia.  The business grew to include sixteen successful new publications in a broad cross section of industries including mining, education, transport and government.  In 1994, Mr. Pickett left Sterling Publications and formed a new company, Perth Street Car Pty. Ltd., which produced a niche publication catering to all aspects of high performance motoring in Australia.  In this role, Mr. Pickett was responsible for brand recognition, marketing, distribution, sales, customer relations, researching and writing technical articles in addition to his duties as Chief

Operations Officer.  In 2014, Mr. Pickett left the company after 22-years of service, and is currently project development and technical manager with Waratah Investments Limited, where he manages a number of projects across the globe.

Ronald Renne, Chairman of the Company states “I am very pleased that Mr. Spiers and Mr. Pickett have agreed to join our Board.  Their depth of experience and knowledge is a tremendous asset to our company and we look forward to their valuable contributions to our company.”

Donna Moroney, Age 55, has over 30 years of experience in regulatory and corporate compliance in both Canada and the United States, and as a senior officer of various public companies.  As President and owner of Wiklow Corporate Services Inc. since 2008, she assists companies in the resource, financial and technology sectors in maintaining the securities and exchange demands on public companies, as well as keeping them up-to-date on relevant issues, policies and working practices.  Ms. Moroney also assists companies reporting in the U.S. in preparing registration statements, quarterly and annual financial filings and other various facets of meeting U.S. securities requirements.  She also leads workshops that provide a practical guide for public companies in meeting their securities regulatory compliance requirements.  She currently serves as a director or senior officer for six public companies.

About Blox Inc.

Blox Inc. is a green mining, energy and technology company. The Company intends on harmonizing these three "pillars" to enable continuous growth and bring prospective projects from their initial stages to completion by sharing resources and skill sets.  The Company plans to develop its properties without causing devastating damage to the environment caused by traditional mining.  Blox Inc. was formed with the intention of becoming a producer of "green minerals" with a focus on West Africa.

For further information on Blox Inc., please contact:

rrenne@bloxinc.com

On behalf of the Board of Directors,

Mr. Ronald Renne, Chairman

Tel: 604-688-3899

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